UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2011

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

713.626.8525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2011, the Company issued the Executive Annual Incentive Award Agreements for Fiscal Year 2011 (the “Bonus Awards”) to its executive officers (the “Named Executive Officers”) pursuant to the Incentive Compensation Plan. These Bonus Awards were granted to the Named Executive Officers in recognition of their continued and dedicated service to the Company, subject to achieving and/or exceeding certain Company growth targets and other performance objectives.

Target Amounts

The Bonus Awards are cash awards that target a pre-established percentage of the employee’s base salary (“Target”). For the 2011 fiscal year, the Named Executive Officers were granted Bonus Awards with the following Targets equal to a percentage of such employee’s base salary:

Named Executive Officer and Position	Target (Percentage of Base Salary)
Tracy W. Krohn - Chairman and Chief Executive Officer	100%

Jamie L. Vazquez - President	90%

John D. Gibbons - Senior Vice President, Chief Financial Officer and Chief Accounting Officer	90%

Stephen L. Schroeder - Senior Vice President and Chief Operating Officer	75%

Thomas F. Getten - Vice President, General Counsel and Assistant Secretary	80%

The Bonus Awards are intended to reward the attainment of performance levels and to provide for an increased reward when these performance levels are exceeded. In the event that performance threshold levels are not achieved, no Bonus Awards will be paid out. Payouts of Bonus Awards will be determined based on the following chart:

Performance Level	Percentage of Bonus Award Paid (% of Target)
Maximum	200%
Target	100%
Threshold	40%
Below Threshold	0%

Performance Criteria

The performance goals for the Bonus Awards are comprised of two equal 50% portions: (1) the “Business Criteria” and (2) the “Company and Individual Performance Criteria.” When the achievement of a performance goal falls between levels, the percentage will be calculated using straight-line interpolation.

The Business Criteria for the Bonus Awards are as follows:

Target Business Criteria	Weighting with respect to Bonus Award
Production Growth	20%
Reserve Growth	20%
F&D Costs	5%
LOE and G&A	5%

The threshold, target and maximum levels for the “Production Growth” calculation will be based upon the aggregate production volumes (on a Mcfe basis) for the 2011 fiscal year. The threshold, target and maximum levels for the “Reserves Growth” calculation will be based upon an increase in year end reserves on a per Mcfe basis in the 2011 fiscal year compared to the 2010 fiscal year. The Company’s “F&D Costs” are defined as total capital dollars spent in the 2011 fiscal year plus changes in asset retirement obligations, divided by proved reserves added during the 2011 fiscal year. The threshold, target and maximum levels for the F&D Costs calculation will be based upon the amount of the F&D Costs at year end 2011 (on a Mcfe basis). The threshold, target and maximum levels for the LOE (Lease Operating Expenses) and G&A (General and Administrative costs) calculation will be based upon a per Mcfe of production comparison of such costs between the 2010 fiscal year and the 2011 fiscal year. “Mcfe” is defined as one thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one barrel of crude oil or other liquid hydrocarbons.

The Company and Individual Performance Criteria for the Bonus Awards are as follows:

Target Criteria	Weighting with respect to Bonus Award
2011 Net Earnings Per Share (diluted)	20%
2011 Adjusted EBITDA Margin Percentage	20%
Individual Performance	10%

The threshold, target and maximum levels for the 2011 Net Earnings Per Share calculations all require positive earnings per share, and the threshold, target and maximum levels for the 2011 Adjusted EBITDA Margin Percentage calculations all require positive margin percentages. The threshold, target and maximum levels for the Individual Performance calculations require the employee to meet, exceed or far exceed expectations.

Restrictions to Payment of Bonus Awards

All performance goals must be certified by the Compensation Committee prior to any payout of a Bonus Award. Unless otherwise provided for in an individual agreement between the employee and the Company, in the event that an employee incurs a termination of employment due to death or a Disability (defined generally as a physical or mental impairment of sufficient severity that, in the opinion of the Company, (1) the employee is unable to continue performing the duties assigned to them, or (2) the employee’s condition entitles them to disability benefits under any insurance or employee benefit plan of the Company), the Compensation Committee shall determine a pro-rata portion of the Bonus Award based upon the number of days of employment service provided to the Company during the 2011 fiscal year and the Compensation Committee’s review and analysis of all applicable items necessary to calculate the pro-rata Bonus Award. Unless otherwise provided for in an individual agreement between the employee and the Company, in the event the employee incurs a termination of employment for any other reason, the Bonus Award is forfeited without payment.

Item 8.01 Other Events.

On August 11, 2011, the Company issued a press release announcing that it had closed its acquisition of Shell Offshore’s 64.3% interest in the Fairway Field, along with a 64.3% interest in the associated Yellowhammer gas processing plant, with an effective date of September 1, 2010. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press release dated August 11, 2011, announcing the closing of the acquisition of Shell Offshore’s 64.3% interest in the Fairway Field and a 64.3% interest in the associated Yellowhammer gas processing plant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: August 11, 2011	By:	/s/ Thomas F. Getten
Thomas F. Getten
Vice President, General Counsel and Assistant Secretary